Item 77Q.1(a)

AMENDMENT #2
TO THE BY-LAWS
OF
FEDERATED CORE TRUST II
Effective September 21, 2004

Insert the following into Article V, Officers and Their
Election, and renumber Section 12 as
Section 13:
Section 12.  Chief Compliance Officer.  The Chief
 Compliance Officer shall be
responsible for administering the Trust's policies
 and procedures approved by the
Board under Rule 38a-1 of the Investment Company
 Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws,
 the designation, removal
and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.










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